UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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SIRONA DENTAL SYSTEMS, INC.

(Name of Registrant as Specified in its Charter)

Not Applicable

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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January 24, 2008

Dear Stockholders:

You are cordially invited to attend the 2007 Annual Meeting of Stockholders of Sirona Dental Systems, Inc. (the “Company”), to be held on Tuesday, February 26, 2008, beginning at 11:00 a.m. at NASDAQ MarketSite, 4 Times Square, New York, NY 10036.

Information about the meeting and the various matters on which the stockholders will vote is included in the Notice of Meeting and Proxy Statement which follow. Also included is a proxy card and postage-paid return envelope. Please sign, date and mail the enclosed proxy card in the return envelope provided, as promptly as possible, whether or not you plan to attend the meeting. A copy of the Company’s 2007 Annual Report is also enclosed for your review.

I look forward to greeting you personally at the meeting.

Sincerely,

Jost Fischer
Chairman, President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

February 26, 2008

TO THE STOCKHOLDERS OF SIRONA DENTAL SYSTEMS, INC.:

Notice is hereby given that the Annual Meeting of Stockholders of Sirona Dental Systems, Inc. (the “Company”) will be held on Tuesday, February 26, 2008, beginning at 11:00 a.m., at NASDAQ MarketSite, 4 Times Square, New York, NY 10036, for the following purposes:

1.	To elect three (3) directors to serve for three-year terms or until their respective successors are elected and qualified;

2.	To vote on ratifying the selection of KPMG Deutsche Treuhand-Gesellschaft Aktiengesellschaft Wirtschaftspruefungsgesellschaft, Germany (“KPMG”) as the Company’s independent auditor for the fiscal year ending September 30, 2008; and

3.	To transact such other business as may properly come before the meeting or any adjournments thereof.

Only holders of record of Common Stock as of the close of business on January 7, 2008 are entitled to notice of and to vote at the meeting and any adjournments thereof.

In accordance with Delaware law, a list of the holders of Common Stock entitled to vote at the 2007 Annual Meeting will be available for examination by any stockholder for any purpose germane to the Annual Meeting, during ordinary business hours, for at least 10 days prior to the Annual Meeting, at the offices of the Company, located at 30-30 47th Avenue, Suite 500, Long Island City, New York 11101.

YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE, WHICH NEEDS NO POSTAGE IF MAILED IN THE UNITED STATES. IF YOU LATER DESIRE TO REVOKE YOUR PROXY, YOU MAY DO SO AT ANY TIME BEFORE IT IS EXERCISED.

By Order of the Board of Directors,

Jonathan Friedman
Secretary

Long Island City, New York

January 24, 2008

Sirona Dental Systems, Inc.

30-30 47th Avenue

Suite 500

Long Island City, New York 11101

(718) 482-2011

PROXY STATEMENT

FOR

ANNUAL MEETING OF STOCKHOLDERS

To Be Held On February 26, 2008

We are sending you our proxy materials in connection with the solicitation of the enclosed proxy by the Board of Directors of Sirona Dental Systems, Inc. (the “Company”) for use at the 2007 Annual Meeting of Stockholders, and at any adjournments thereof.

Attending the Annual Meeting

The Annual Meeting will be held on February 26, 2008, at 11:00 a.m., New York time, at NASDAQ MarketSite, 4 Times Square, New York, NY 10036 to consider the matters set forth in the Notice of Annual Meeting of Stockholders. This Proxy Statement and the form of proxy enclosed are being mailed to stockholders with the Company’s Annual Report to Stockholders commencing on or about January 24, 2008.

Stockholders Entitled to Vote

Only stockholders of record of the Common Stock, par value $0.01 per share, of the Company (the “Common Stock”) at the close of business on January 7, 2008 will be entitled to vote at the Annual Meeting. As of that date, a total of 54,778,084 shares of Common Stock were outstanding, each share being entitled to one vote. There is no cumulative voting.

Quorum

The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the shares of Common Stock will constitute a quorum for the transaction of business at the Annual Meeting. If, however, a quorum is not present or represented at the Annual Meeting, the stockholders entitled to vote thereat, present in person or represented by proxy, will have the power to adjourn the Annual Meeting, without notice other than announcement at the Annual Meeting, until a quorum shall be present or represented.

Shares owned by the Company are not voted and do not count for quorum purposes. In order to assure the presence of a quorum at the Annual Meeting, please vote your shares in accordance with the instructions described above, even if you plan to attend the Annual Meeting. Abstentions and broker non-votes are counted as present for purposes of establishing a quorum. A broker non-vote occurs when a broker or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the broker or nominee does not have discretionary voting power and has not received instructions from the beneficial owner.

Street Name Holders and Record Holders

If you own shares through a broker, the registered holder of those shares is the broker or its nominee. Such shares are often referred to as held in “street name”, and you, as the beneficial owner of those shares, do not appear in our stock register. For street name shares, there is a two-step process for distributing our proxy materials and tabulating votes. Brokers inform us how many of their clients own Common Stock in street name, and the broker forwards our proxy materials to those beneficial owners. If you receive our proxy materials, including a voting instruction card, from your broker, you should vote your shares by following the procedures specified on the voting instruction card. Shortly before the Annual Meeting, your broker will tabulate the votes it has received and submit a proxy card to us reflecting the aggregate votes of the street name holders. If you plan to attend the Annual Meeting and vote your street name shares in person, you should contact your broker to obtain a broker’s proxy card and bring it to the Annual Meeting.

If you are the registered holder of shares, you are the record holder of those shares, and you should vote your shares as described below under “How Record Holders Vote.”

How Record Holders Vote

You can vote at the Annual Meeting in person or by proxy. We recommend that you vote by proxy even if you plan to attend the Annual Meeting. You can always attend the Annual Meeting and revoke your proxy by voting in person.

There are three ways to vote by proxy:

•	By telephone—You can vote by touch tone telephone by calling toll-free 1-800-PROXIES (1-800-776-9437), 24 hours a day, 7 days a week, and following the instructions on our proxy card;

•	By Internet—You can vote by Internet by going to the website www.voteproxy.com and following the instructions on our proxy card; or

•	By mail—You can vote by mail by completing, signing, dating and mailing our enclosed proxy card.

By giving us your proxy, you are authorizing the individuals named on our proxy card, the proxies, to vote your shares in the manner you indicate. You may (i) vote for the election of all of our director nominees, (ii) withhold authority to vote for all of our director nominees, or (iii) vote for the election of one or more of our director nominees and withhold authority to vote for the other nominee(s), by so indicating on the proxy card. You may vote “FOR” or “AGAINST” or “ABSTAIN” from voting on the ratification of the appointment of KPMG as the Company’s independent auditor.

If you vote by proxy without indicating your instructions, your shares will be voted FOR:

•	The election of our three director nominees; and

•	The ratification of the appointment of KPMG as the Company’s independent auditor.

Revocation of Proxies

A stockholder may revoke a proxy at any time prior to its exercise (i) by giving to the Company’s Corporate Secretary a written notice of revocation of the proxy’s authority, (ii) by submitting a duly elected proxy bearing a later date, or (iii) by attending the Annual Meeting and voting in person.

The Vote Necessary for Action to be Taken

The nominees for director for three-year terms will be elected, provided that they receive the affirmative vote of a plurality of the shares present at the Annual Meeting, whether in person or by proxy. This means that, if a quorum is present, the three persons receiving the greatest number of votes will be elected to serve as directors. As a result, withholding authority to vote for a director nominee, or abstentions, and broker non-votes with respect to the election of directors will not affect the outcome of the election of directors.

Other Matters

As of the date of this Proxy Statement, the Board of Directors of the Company does not know of any business that will be presented for consideration at the Annual Meeting other than the matters described in this Proxy Statement. If any other matters are properly brought before the Annual Meeting, the persons named in the enclosed form of proxy will vote the proxies in accordance with their best judgment.

[1]

On June 20, 2006, the Company completed the Exchange as a result of which the Company acquired all of the issued and outstanding share capital of Sirona Holding GmbH (“Sirona”) and a promissory note issued by Sirona to Sirona Holdings Luxco S.C.A. (“Luxco”) in the original principal amount of EUR 150,992,464, in exchange for 36,972,480 shares of the Company’s Common Stock.

[2]

In this Proxy Statement, when we use the term “Luxco Manager” we are referring to Sirona Holdings S.A. which is the manager of Luxco. Please see “Security Interests of Certain Beneficial Owners and Management” for further information regarding Luxco Manager.

PROPOSAL 1—ELECTION OF DIRECTORS

The Board of Directors of the Company is currently composed of ten members divided into three classes. The members of each class are elected to serve three-year terms with the term of office of each class ending in successive years. William K. Hood, Harry M. Jansen Kraemer, Jr. and Jeffrey T. Slovin are the directors in the class whose term expires at the Annual Meeting. The Board of Directors has nominated William K. Hood, Harry M. Jansen Kraemer, Jr. and Jeffrey T. Slovin for re-election and the three nominees have indicated a willingness to serve. The members of the two other classes of directors will continue in office for their existing terms. Upon the expiration of the term of a class of directors, the nominees for such class will generally be elected for three-year terms at the annual meeting of stockholders held in the year in which such term expires. A plurality of the shares of Common Stock present and voting at the Annual Meeting is necessary to elect the nominees for director.

The persons named as proxies in the enclosed form of proxy will vote the proxies received by them for the election of William K. Hood, Harry M. Jansen Kraemer, Jr. and Jeffrey T. Slovin, unless otherwise directed. In the event that any of the nominees become unavailable for election at the Annual Meeting, the persons named as proxies in the enclosed form of proxy may vote for a substitute nominee in their discretion as recommended by the Board of Directors.

Information concerning the nominees and incumbent directors whose terms will continue after the Annual Meeting is set forth below.

Nicholas W. Alexos (Term expiring at 2008 Annual Meeting)	Age 44, has served as a Director since the exchange transaction (the “Exchange”).[1] Mr. Alexos serves as Chairman of the Finance Committee and member of the Nominating Committee of our Board of Directors. Mr. Alexos currently serves as a Managing Director of Madison Dearborn Partners, LLC, a private equity investment firm based in Chicago that invests in management buyout and other private equity transactions across a broad spectrum of industries. Prior to co-founding Madison Dearborn Partners in 1993, Mr. Alexos was with First Chicago Venture Capital for four years. Previously, he was with The First National Bank of Chicago. Mr. Alexos concentrates on investments in the healthcare industry and, in addition to serving on the Board of Luxco Manager,[2] currently serves on the Boards of Directors of Pierre Holding Corp., Boys and Girls Clubs of Chicago and Children’s Inner City Educational Fund. Mr. Alexos received a B.B.A. from Loyola University and an M.B.A. from the University of Chicago Graduate School of Business. Mr. Alexos is also a Certified Public Accountant.

David K. Beecken (Term expiring at 2008 Annual Meeting)	Age 61, has served as a Director since the Exchange and has served as Chairman of the Audit Committee and as a member of the Nominating Committee of our Board of Directors. Mr. Beecken currently serves as a Partner of Beecken Petty O’Keefe & Company, which is the General Partner of Beecken Petty O’Keefe Fund II, an investment limited partnership focused exclusively on private equity investments in healthcare. Prior to co-founding Beecken Petty O’Keefe in April 1996, Mr. Beecken was Senior Managing Director of ABN AMRO Incorporated, a broker dealer, from February 1993 to March 1996. From 1989 to February 1993, Mr. Beecken was a Senior Vice President—Managing Director of First National Bank of Chicago. Mr. Beecken also serves on the Boards of Directors of DentalCare Partners, Inc., Scrips Products Corporation and Spryance, Inc. Mr. Beecken received a B.A. from the University of the South, an M.Sc. from the London School of Economics and an M.B.A. from the University of Chicago.

Simone Blank (Term expiring at 2009 Annual Meeting)	Age 44, has served as our Executive Vice President and Chief Financial Officer and as a Director since the Exchange and, prior to that time, served as Executive Vice President and Chief Financial Officer of Sirona since July 1999. Prior to July 1999, Ms. Blank was an engagement manager in the merger and acquisition transaction group of PricewaterhouseCoopers after having gained extensive global financial experience as a certified public accountant and tax advisor. While working for PricewaterhouseCoopers, she was responsible for the financial due diligence team in the initial leveraged buy out of Sirona. Ms. Blank holds a Masters Degree in Economics from the University of Duisburg, Germany.

Jost Fischer (Term expiring at 2008 Annual Meeting)	Age 53, has served as our Chairman, President and Chief Executive Officer and as a Director since the Exchange and, prior to that time, had served as President and Chief Executive Officer of Sirona since April 2002. From 1999 to 2001, Mr. Fischer was President and Chief Executive Officer of Hoermann Group, an international conglomerate in the telecommunication and automotive industry. Prior to joining Hoermann, he held two senior management positions with PWA (a European paper group), as Senior Vice President—Strategy and as President and Chief Executive Officer of PWA’s printing division from 1990 to 1994 before serving as President and Chief Executive Officer of PWA Dekor, the global market leader for decorative paper, from 1994 to 1997. From 1985 to 1990, Mr. Fischer was with Veka Group, where he led globalization of the private German building supplies producer. From 1982 to 1985, he served as Controller for two divisions of TRW Inc. Europe. Mr. Fischer holds a Masters Degree in Economics from the University of Saarbruecken, Germany.

William K. Hood (Nominee for new term expiring at 2010 Annual Meeting)	Age 84, has served as a Director since 2002. Prior to the Exchange Mr. Hood served as Chairman of our Board of Directors between June 2004 and June 2006. He was Chairman of the Audit Committee of the Board of Directors since February 2002 and is currently a member of the Audit Committee of the Board of Directors. He also has served as a member of the Executive Compensation Committee since May 2002 and as a member of the Nominating Committee since August 2004. Mr. Hood has been retired since 1996. From 1989 to 1996, Mr. Hood served as a Consultant to Harlyn Products, Inc. and as a member of its Board of Directors. From 1983 to 1988, he was Senior Vice President of American Bakeries Company. From 1981 to 1983, Mr. Hood served as Dean of the Chapman University School of Business Management. From 1972 to 1980, he was President and Chief Executive Officer of Hunt Wesson Foods, Inc. Mr. Hood is a Trustee of Chapman University.

Arthur D. Kowaloff (Term expiring at 2008 Annual Meeting)	Age 60, has served as a Director since 2004. Mr. Kowaloff has been a member of the Audit Committee of our Board of Directors since October 2004. Since the Exchange he has served on the Finance Committee and Nominating Committee of our Board of Directors. From October 2004 until the Exchange he served on the Executive Compensation Committee of our Board of Directors, and was Chairman of the Special Litigation Committee from November 2004 until the Exchange. Mr. Kowaloff has been retired since 2003. From 1998 to 2003, Mr. Kowaloff served as a Managing Director of BNY Capital Markets, Inc. From 1991 to 1998, he was Chief Operating Officer and Senior Managing Director of Patricof & Company Capital Corporation. Prior to that, Mr. Kowaloff was an attorney at the New York City firm of Willkie Farr & Gallagher, where he served as Senior Partner and Executive Committee Member and specialized in corporate and securities law and mergers and acquisitions. Mr. Kowaloff is currently President and Director of the PBP Foundation of New York, a Director of the Orange County Capital Development Corporation and a member of the Board of Directors of the Orange Regional Medical Center. Mr. Kowaloff holds a J.D. degree from Yale Law School.

Harry M. Jansen Kraemer, Jr. (Nominee for new term expiring at 2010 Annual Meeting)	Age 53, has served as a Director since the Exchange and is the Chairman of the Nominating Committee and member of the Executive Compensation Committee of our Board of Directors. Mr. Kraemer currently serves as an Executive Partner of Madison Dearborn Partners, LLC, a private equity investment firm based in Chicago that invests in management buyout and other private equity transactions across a broad spectrum of industries and serves as Clinical Professor of Management & Strategy at Northwestern University’s Kellogg School of Management. Mr. Kraemer was the Chairman, President and Chief Executive Officer of Baxter International Inc. until April 2004. Mr. Kraemer had been a Director of Baxter International since 1995, Chairman of the Board since January 1, 2000, President since 1997 and Chief Executive Officer since January 1, 1999. Mr. Kraemer is active in business, education and civic affairs. He serves on the board of directors of Science Applications International Corporation (SAIC) and on the board of trustees of Lawrence University, Northwestern University, the Conference Board and Evanston Northwestern Healthcare. He is a member of the Dean’s Advisory Board of Northwestern University’s Kellogg School of Management, the Dean’s Advisory Board of Johns Hopkins Bloomberg School of Public Health, and the Advisory Board of LEK Consulting. He is a member of the Commercial Club of Chicago, the Chicago Council on Global Affairs, the Executives Club of Chicago and the Economics Club of Chicago. He is a past member of the Business Roundtable, the Business Council and the Healthcare Leadership Council. Mr. Kraemer received a B.A. from Lawrence University and an M.B.A. from the Kellogg School of Management at Northwestern University and is a certified public accountant.

Timothy D. Sheehan (Term expiring at 2009 Annual Meeting)	Age 36, has served as a Director since the Exchange and is a member of the Nominating Committee of our Board of Directors. Mr. Sheehan currently serves as a Partner of Beecken Petty O’Keefe & Company, which is the General Partner of Beecken Petty O’Keefe Fund II, an

investment limited partnership focused exclusively on private equity investments in healthcare. From 1995 to 2007, Mr. Sheehan served as a Director at Madison Dearborn Partners, LLC, a private equity investment firm based in Chicago that invests in management buyout and other private equity transactions across a broad spectrum of industries. Prior to joining Madison Dearborn Partners in July 1995, Mr. Sheehan was with Salomon Brothers, Inc. from July 1993 to July 1995. Mr. Sheehan serves or has served on the Board of Directors of VWR International, Team Health Holdings, Valitás Health Services, and Path Lab Holdings.

Jeffrey T. Slovin (Nominee for new term expiring at 2010 Annual Meeting)	Age 43, has served as our Executive Vice President and Chief Operating Officer of U.S. Operations since the Exchange and, prior to that time, served as Schick’s Chief Executive Officer since June 15, 2004 and as Schick’s President since December 1999. He has also served as a Director since December 1999. In addition, from November 2001 to June 15, 2004, Mr. Slovin served as Schick Technologies, Inc.’s (“Schick” or “Schick Technologies”) Chief Operating Officer. From 1999 to November 2001, Mr. Slovin was a Managing Director of Greystone & Co., Inc. From 1996 to 1999, he served in various executive capacities at Sommerset Investment Capital LLC, including Managing Director, and as President of Sommerset Realty Investment Corp. During 1995, Mr. Slovin was a Manager at Fidelity Investments Co. From 1991 to 1994, he was Chief Financial Officer of SportsLab U.S.A. Corp. and, from 1993 to 1994, was also President of Sports and Entertainment Inc. From 1987 to 1991, Mr. Slovin was an associate at Bear Stearns & Co., specializing in mergers and acquisitions and corporate finance. Mr. Slovin is currently a member of the Board of Fellows of the Harvard School of Dental Medicine, and a member of the Young President’s Organization. Mr. Slovin holds an M.B.A. from Harvard Business School.

Timothy P. Sullivan (Term expiring at 2009 Annual Meeting)	Age 50, has served as a Director since the Exchange and is the Chairman of the Executive Compensation Committee and member of the Finance Committee and Nominating Committee of our Board of Directors. Mr. Sullivan currently serves as a Managing Director of Madison Dearborn Partners, LLC, a private equity investment firm based in Chicago that invests in management buyout and other private equity transactions across a broad spectrum of industries. Prior to co founding Madison Dearborn Partners in 1993, Mr. Sullivan was with First Chicago Venture Capital for three years after having served in the U.S. Navy. Mr. Sullivan concentrates on investments in the health care industry and, in addition to serving on the Board of Luxco Manager, currently serves on the Board of VWR International, Inc. In addition, he is on the Board of Trustees of Northwestern University, Stanford Business School Trust, Cristo Rey Jesuit High School, Northlight Theatre and the Investment Committee of the Archdiocese of Chicago. Mr. Sullivan received a B.S. from the United States Naval Academy, an M.S. from the University of Southern California and an M.B.A. from the Stanford University Graduate School of Business.

In addition to Mr. Fischer, Ms. Blank and Mr. Slovin, our executive officers include Mr. Theo Haar and Mr. Jonathan Friedman. Information concerning the business experience of Mr. Haar and Mr. Friedman follows.

Theo Haar (Executive Vice President Human Resources and Services)	Age 60, has served as Executive Vice President since October 2007 and, prior to that time, served as Executive Vice President Human Resources and Services since July 1999. In May 1998, Mr. Haar joined Sirona as Human Resources Director after acquiring 31 years of experience in various Human Resources management functions, including with ITT for 17 years, and later with Porsche for 11 years. Since joining Sirona in 1998 he has taken a decisive role in completing the carve-out of our business from Siemens and in executing subsequent organizational restructurings.

Jonathan I. Friedman (General Counsel and Secretary)	Age 37, has served as our General Counsel since September 2007, and was appointed Secretary in October 2007. From 2001 to 2007 Mr. Friedman was Chief Legal Officer and Secretary of National Medical Health Card Systems, Inc., a NASDAQ listed pharmacy benefit manager. In this role Mr. Friedman’s primary focus was on corporate acquisitions and financings, general corporate transactions, Exchange Act reporting, corporate governance, intellectual property matters and regulatory compliance. Prior to his tenure at National Medical Health Card Systems, Inc., Mr. Friedman served as Vice President and Deputy General Counsel to a publicly traded company and was an associate at a major New York City law firm. Mr. Friedman holds a J.D. from St. John’s University School of Law.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF THE NOMINEES.

Board Committees and Meetings

During fiscal 2007, the Board of Directors held five (5) meetings. All of the members of our Board attended the 2007 Annual Meeting of stockholders. The Company has no policy regarding director attendance at its Annual Meeting. The table below sets forth the membership of the Audit Committee, the Executive Compensation Committee and the Nominating Committee of the Board. The Board has determined that Messrs. Hood, Kowaloff and Beecken are independent directors, as such term is defined in Rule 4200(a)(15) of the NASDAQ Marketplace Rules. The following table provides membership information as of September 30, 2007 for each of our Board committees:

Name	Audit	Compensation	Nominating
Nicholas W. Alexos			X
David K. Beecken	X*		X
Simone Blank
Jost Fischer
William K. Hood	X	X	X
Arthur D. Kowaloff	X		X
Harry M. Jansen Kraemer, Jr.		X	X*
Timothy D. Sheehan			X
Jeffrey T. Slovin
Timothy P. Sullivan		X*	X

*	Committee Chairperson

Below is a description of each committee of our Board and information regarding committee meetings held in fiscal 2007.

Audit Committee.     Our Audit Committee is currently composed of three directors, Messrs. Beecken (who serves as Chairman), Hood and Kowaloff, all of whom are independent directors as such term is defined in Rule 4200(a)(15) of the NASDAQ Marketplace Rules, and as required by our Audit Committee Charter. In addition, our Board has determined that each of Messrs. Hood and Kowaloff is an “audit committee financial expert,” as defined by the SEC.

The primary function of the Audit Committee is to serve as an independent and objective party to oversee our accounting and financial reporting processes and internal control system; to pre-approve all auditing and non-auditing services to be provided by our independent auditor; to review and oversee the audit efforts of our independent auditor; and to provide an open avenue of communication among the independent auditor, financial and senior management and our Board. The Audit Committee has responsibility and authority, among other matters, to review with our management any financial information filed with the SEC or disseminated to the public; to establish and maintain procedures for receiving and treating complaints regarding accounting, internal accounting controls and auditing matters, and for the confidential anonymous submission by employees of concerns regarding these matters; to appoint, determine funding for and oversee our independent auditor; to review, in consultation with the independent auditor and our accounting personnel, the integrity of our financial reporting processes; and to review in advance any proposed transaction between us and any related party. A copy of our Audit Committee Charter can be found on our corporate website at www.sirona.com. The Audit Committee met seven times during the fiscal year ended September 30, 2007.

Executive Compensation Committee.     The Executive Compensation Committee has oversight responsibility relating to the compensation of our executive officers and directors and the administration of awards under our Equity Incentive Plan. Because the Company is a “controlled company” within the meaning of the NASDAQ Marketplace Rules, we are not required to have an executive compensation committee that is comprised solely of independent directors. The Executive Compensation Committee met twice during the fiscal year ended September 30, 2007. A copy of our Executive Compensation Committee Charter can be found on our corporate website at www.sirona.com.

Compensation Committee Interlocks and Insider Participation.     None of the members of the Executive Compensation Committee is an officer or employee, or former officer or employee, of the Company or any of its subsidiaries. No interlocking relationship existed during the fiscal year ended September 30, 2007 between the members of our Board of Directors or Executive Compensation Committee and the board of directors or compensation committee of any other company, nor had any such interlocking relationship existed in the past.

Nominating Committee.     The Nominating Committee was established by resolution of our Board on August 3, 2004. The function of the Nominating Committee is to establish criteria for selecting candidates for nomination to our Board, actively seek candidates who meet those criteria, and to recommend nominees to our Board. The Nominating Committee will consider director candidates who have relevant business experience, are accomplished in their respective fields and who possess the skills and expertise to make a significant contribution to our Board, us and our stockholders. Director nominees should have relevant business or other experience, knowledge about issues affecting us and the ability and willingness to apply sound and independent business judgment. Because the Company is a “controlled company” within the meaning of the NASDAQ Marketplace Rules, we are not required to have a nominating committee that is comprised solely of independent directors. The Nominating Committee will consider nominees for election or appointment to our Board that are recommended by stockholders, provided that a complete description of the nominees’ qualifications, experience and background, together with a statement signed by each nominee in which he or she consents to act as such, accompanies the recommendations. Such recommendations should be submitted in writing to the attention of the Nominating Committee, c/o Corporate Secretary, Sirona Dental Systems, Inc., 30-30 47th Avenue, Suite 500 Long Island City, NY 11101 and should not include self-nominations. The full Board, which includes the members of the Nominating Committee, unanimously nominated the directors who were re-elected at the 2006 Annual Meeting. A copy of our Nominating Committee Charter can be found on our corporate website at www.sirona.com.

Attendance at Board and Committee Meetings.     Each of our directors attended or participated in 75% or more of the aggregate of (i) the total number of meetings of the Board and (ii) the total number of meetings held by all committees of the Board on which such director served during the fiscal year.

Code of Ethics

On June 2, 2004, by resolution of our Board, we adopted a code of ethics governing the conduct of our personnel, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. A copy of the current code of ethics is available on our website at www.sirona.com. In addition, a free copy of the code may be obtained by stockholders upon request by contacting Jonathan Friedman, General Counsel of the Company, at (718) 482-2011.

In the event that any amendment is made to the code of ethics, and such amendment is applicable to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, we shall disclose the nature of any such amendment on our website within four business days following the date of the amendment. In the event that we grant a waiver, including an implicit waiver, from a provision of the code of ethics, to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, we shall disclose the nature of any such waiver, including the name of the person to whom the waiver is granted and the date of such waiver, on our website within four business days following the date of the waiver. Our website address is www.sirona.com.

Stockholder Communications with the Board of Directors

Historically, we have not adopted a formal process for stockholder communications with our Board. Nevertheless, every effort has been made to ensure that the views of stockholders are heard by our Board or individual directors, as applicable, and that appropriate responses are provided to stockholders in a timely manner. We believe our responsiveness to stockholder communications to our Board has been excellent, and to date, we have not considered it necessary to adopt a formal process. Nevertheless, during the upcoming year the Board will continue to monitor whether it would be appropriate to adopt a formal process for stockholder communications with the Board.

Report of the Audit Committee of the Board of Directors

In executing its responsibilities, the Audit Committee has reviewed and discussed our audited financial statements with our management. The Audit Committee has also discussed with the Company’s independent auditor the overall scope and plans for their audits of the Company. Furthermore, the Audit Committee has discussed with our independent auditor the matters required to be discussed by SAS 61, as amended. In addition, the Audit Committee has received written disclosures and a letter from our independent auditor delineating all relationships between them and us, consistent with Independence Standards Board Standard No. 1 (“Independence Discussions with Audit Committee”), and has discussed with them matters pertaining to their independence. The Audit Committee also considered whether the additional services unrelated to audit services performed by KPMG during the fiscal year ended September 30, 2007 were compatible with maintaining their independence in performing their audit services. In addition, the Audit Committee met with the independent auditor, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal control, and the overall quality of the Company’s financial reporting.

Based upon the reviews and discussions referred to above, the Audit Committee recommended to our Board that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended September 30, 2007 for filing with the SEC. The Audit Committee and Board of Directors have also recommended the selection of KPMG as our independent auditor for the fiscal year ending September 30, 2008.

From the members of the Audit Committee of Sirona Dental Systems, Inc.:

David K. Beecken, Chairman

William K. Hood

Arthur D. Kowaloff

PROPOSAL 2—RATIFICATION OF THE SELECTION OF INDEPENDENT AUDITOR

The Audit Committee of our Board has selected KPMG as independent auditor for the fiscal year ending September 30, 2008 and has further directed that management submit the selection of independent auditor for ratification by the stockholders at the Annual Meeting. A proposal to ratify the appointment of KPMG will be presented at the Annual Meeting. Representatives of KPMG are expected to be present at the Annual Meeting, and will have an opportunity to make a statement if they desire to do so and will be available to answer questions from stockholders. KPMG was the Company’s independent auditor during the fiscal year ended September 30, 2007.

Neither our By-laws nor other governing documents or law require stockholder ratification of the selection of KPMG as our independent auditor. However, the Board is submitting the selection of KPMG to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent auditor at any time during the year if they determine that such a change would be in the best interests of us and our stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of KPMG.

AUDIT FEES

KPMG

The aggregate fees billed for professional services rendered for the Company by KPMG, the Company’s independent auditor, for the years ended September 30, 2007 and 2006 were:

	2007	2006
	(in thousands)
Audit Fees	$1,549.2	$1,266.9
Audit-Related Fees	82.3	810.8
Tax Fees	18.7	—
All Other Fees	—	—

Total Fees	$1,650.2	$2,077.7

“Audit Fees” include time billed to the Company for professional services and expenses relating to the audit and review of the financial statements of the respective years. For the fiscal year ended September 30, 2006, audit fees included fees for professional services and expenses relating to the review of our quarterly financial statement for the quarter ended June 30, 2006 and the audit of our annual financial statements and our Annual Report on Form 10-K. For the fiscal year ended September 30, 2007, audit fees included fees for professional services and expenses relating to the reviews of our quarterly financial statements for the quarters ended December 31, 2006 through June 30, 2007 on Form 10-Q and the audit of our annual financial statements and our Annual Report on Form 10-K.

“Audit-Related Fees” include fees billed to the Company in the respective fiscal year for professional services and expenses related to reviews of proxy, Form 8-K’s and Form S-8 filings with the U.S. Securities and Exchange Commission. For the fiscal year ended September 30, 2006, Audit-Related Fees also included fees billed to the Company for professional services and expenses related to the Exchange and reviews of the related Form 8-K and proxy filings with the U.S. Securities and Exchange Commission.

“Tax fees” include time billed to the Company for professional services and expenses principally related to tax planning, tax consulting and tax compliance, including attendance fees for tax seminars.

No other professional services were rendered or fees were billed by KPMG for the years ended September 30, 2007 and 2006.

Grant Thornton LLP

The aggregate fees billed for professional services rendered for the Company by Grant Thornton LLP, the Company’s former independent auditor, for the interim period from April 1, 2006 until June 22, 2006 and for the year ended March 31, 2006 were:

	Interim Period	2006
	(in thousands)
Audit Fees	—	$420
Audit-Related Fees	—	20
Tax Fees	—	—
All Other Fees	—	—

Total Fees	—	$440

“Audit Fees” include time billed to the Company for professional services and expenses relating to the audit of our consolidated financial statements for the year ended March 31, 2006, as well as fees related to the review of our consolidated financial statements included in our Form 10-Q for fiscal 2006, accounting consultations and review of documents filed with the SEC.

“Audit related fees” include time billed to the Company for professional services and expenses relating to the performance of the audit or review of our financial statements.

No other professional services were rendered or fees were billed by Grant Thornton LLP for the interim period from April 1, 2006 until June 22, 2006 and for the year ended March 31, 2006.

Pre-Approval Policies and Procedures

The Audit Committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by our independent auditor KPMG. The policy generally pre-approves specified services in the defined categories of audit services, audit-related services and tax services up to specified amounts. Pre-approval may also be given as part of our Audit Committee’s approval of the scope of the engagement of the independent auditor or on an individual explicit case-by-case basis before the independent auditor is engaged to provide each service. The pre-approval of services may be delegated to one or more of our Audit Committee members, but the decision must be reported to the full Audit Committee at its next scheduled meeting. All audit-related and tax services for fiscal 2006 and 2007 were pre-approved by the Audit committee.

The Audit Committee has determined that the rendering of the services, other than the audit services, by KPMG, is compatible with maintaining the principal accountant’s independence.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 2.

OTHER INFORMATION FOR THE ANNUAL MEETING OF

SIRONA DENTAL SYSTEMS, INC.’S STOCKHOLDERS

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth, as of January 7, 2008, certain information regarding the ownership of the Common Stock of the company by (1) each of our executive officers and directors; (2) all of our executive officers and directors as a group; and (3) persons who are beneficial owners of more than five percent of our Common Stock:

Name	Number of Shares Beneficially Owned(1)	Percentage of Outstanding Shares
Sirona Holdings Luxco S.C.A. and certain affiliates (2)	36,972,480	67.5%
Capital Research & Management Company(3)	3,409,951	6.23%
Jost Fischer(4)	—	—
Jeffrey T. Slovin(5)	1,770,302	3.2%
Simone Blank(4)	—	—
Theo Haar(4)	—	—
Nicholas W. Alexos(6)	36,972,480	67.5%
David K. Beecken(7)	5,000	*
William K. Hood(8)	76,246	*
Arthur D. Kowaloff(9)	35,000	*
Harry M. Jansen Kraemer, Jr.(10)	5,000	*
Timothy D. Sheehan(7)	—	—
Timothy P. Sullivan(6)	36,972,480	67.5%
All current executive officers and directors as a group (12 persons)(11)	38,864,028	69.7%

*	Less than 1%
(1)	Beneficial ownership is determined in accordance with rules of the SEC and includes voting power and/or investment power with respect to securities. Shares of Common Stock subject to options currently exercisable or exercisable within 60 days of January 7, 2008 are deemed outstanding for computing the number and the percentage of outstanding shares beneficially owned by the person holding such options but are not deemed outstanding for computing the percentage beneficially owned by any other person.
(2)	The offices of Luxco are located at 10, rue Henri M. Schnadt L-2530 Luxembourg. Sirona Holdings S.A. (“Luxco Manager”) is the sole manager of Luxco and may therefore be deemed the beneficial owner of the shares, and its offices are located at 10, rue Henri M. Schnadt, L-2530 Luxembourg. MDCP IV Global Investments LP is the controlling shareholder of Luxco Manager and may therefore be deemed the beneficial owner of the shares, and its offices are located at c/o Walkers SPV Limited, Walker House, P.O. Box 908GT, Mary Street, George Town, Grand Cayman, Cayman Islands. MDP IV Global GP, LP is the sole general partner of MDCP IV Global Investments LP and may therefore be deemed the beneficial owner of the shares, and its offices are located at c/o Walkers SPV Limited, Walker House, P.O. Box 908GT, Mary Street, George Town, Grand Cayman, Cayman Islands. MDP Global Investors Limited is the sole general partner of MDP IV Global GP, LP and may therefore be deemed the beneficial owner of the shares, and its offices are located at c/o Walkers SPV Limited, Walker House, P.O. Box 908GT, Mary Street, George Town, Grand Cayman, Cayman Islands. A majority of the following members of MDP Global Investors Limited have the authority to vote or dispose of the shares held by MDCP IV Global Investments LP: John A. Canning, Jr., Paul J. Finnegan, Samuel M. Mencoff, Paul R. Wood, Benjamin D. Chereskin, Justin S. Huscher, James N. Perry, Jr., Thomas R. Reusche, Timothy P. Sullivan, Nicholas W. Alexos, Robin P. Selati, Gary J. Little GST Exempt Marital Trust, David F. Mosher and Thomas Souleles. Each of the members of MDP Global Investors Limited and each of MDCP IV Global Investments LP, MDP IV Global GP, LP and MDP Global Investors Limited disclaims beneficial ownership of such shares except to the extent of their respective pecuniary interest therein. The address for each of the members of MDP Global Investors Limited is c/o Madison Dearborn Partners, LLC, Three First National Plaza, Suite 3800, Chicago, Illinois 60602.

(3)	Based on a Form 13F filed with the SEC on November 14, 2007, by Capital Research & Management Company, reporting holdings as of September 30, 2007. The address for this entity is 333 South Hope St., Los Angeles, CA 90071.
(4)	Although Mr. Fischer, Ms. Blank and Mr. Haar do not have voting or dispositive power over the securities held by Luxco, each owns securities of Luxco with varying rights to participate in distributions by Luxco. Although these securities do not directly translate to an indirect percentage ownership interest of the Company, Luxco estimates that Mr. Fischer, Ms. Blank and Mr. Haar would be entitled to approximately 8.1%, 5.4% and 1.3%, respectively, of distributions of Luxco based upon the estimated value of the investment as of September 30, 2007.
(5)	Includes 906,203 shares issuable upon the exercise of options granted to Mr. Slovin.
(6)	Each of Messrs. Sullivan and Alexos, as members of MDP Global Investors Limited, may be deemed to share beneficial ownership of the securities held by Sirona Holdings, by Luxco. See note (2) above. Messrs. Sullivan and Alexos disclaim beneficial ownership of such shares except to the extent of their respective pecuniary interest therein.
(7)	Includes 5,000 shares upon the exercise of stock options granted to Mr. Beecken pursuant to the Company’s 1997 Director Stock Option Plan. In addition, Mr. Beecken is a Partner in Beecken Petty O’Keefe & Company. Although neither Mr. Beecken nor Beecken Petty O’Keefe & Company have voting or dispositive power with respect to the securities held by Luxco, they do have indirect ownership interests in securities of Luxco. Although these securities do not directly translate to an indirect percentage ownership interest of the Company, Luxco estimates that Mr. Beecken and Beecken Petty O’Keefe & Company would be entitled to approximately 0.3% and 6.4%, respectively, of distributions of Luxco based upon the assumed value of investment as of September 30, 2007. Mr. Sheehan is a Partner in Beecken Petty O’Keefe & Company and his address is c/o Beecken Petty O’Keefe & Company, 131 South Dearborn Street, Suite 2800, Chicago, IL 60603.
(8)	Includes 5,000 shares upon the exercise of stock options granted to Mr. Hood pursuant to the Company’s 1997 Director Stock Option Plan.
(9)	Consists of 30,000 shares issuable upon the exercise of stock options granted to Mr. Kowaloff pursuant to the 1997 Directors Stock Option Plan and 5,000 shares upon the exercise of stock options granted to Mr. Kowaloff pursuant to the Company’s 1997 Director Stock Option Plan.
(10)	Includes 5,000 shares upon the exercise of stock options granted to Mr. Kraemer pursuant to the Company’s 1997 Director Stock Option Plan. In addition, although Mr. Kraemer does not have voting or dispositive power with respect to the securities held by Luxco, he does have an indirect ownership interests in securities of Luxco. Although these securities do not directly translate to an indirect percentage ownership interest of the Company, Luxco estimates that Mr. Kraemer would be entitled to approximately 0.4% of distributions of Luxco based upon the assumed value of the investment as of September 30, 2007.
(11)	Includes 956,203 shares issuable upon exercise of options held by current executive officers and directors.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act, requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our Common Stock and other of our equity securities. Specific due dates for these reports have been established, and we are required to disclose any failure to file by these dates during fiscal 2007. Our officers, directors and greater than 10% stockholders are required by the SEC regulations to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of such reports furnished to us and representations that no other reports were required, during the fiscal year ended September, 2007, all Section 16(a) filing requirements applicable to our officers, directors and greater than 10% beneficial owners were complied with.

Equity Compensation Plan Information

The following table sets forth the following information, as of September 30, 2007, with respect to compensation plans (including individual compensation arrangements) under which equity securities of the Company are authorized for issuance: the number of securities to be issued upon the exercise of outstanding options, warrants and rights; the weighted-average exercise price of such options, warrants and rights; and, other than the securities to be issues upon the exercise of such options, warrants and rights, the number of securities remaining available for future issuance under the plan:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	3,364,491	$23.27	1,610,000
Equity compensation plans not approved by security holders	—	—	—

Total	3,364,491	$23.27	1,610,000

Compensation of Directors

Directors who are also our paid employees are not separately compensated for any services they provide as directors. In fiscal 2007, only those non-employee directors designated as outside directors (“Outside Directors”) by the Board were eligible to receive an annual retainer. Each Outside Director was paid an annual retainer of $10,000 as well as $1,000 for each Board or Committee meeting attended in person. In addition to the foregoing payments, each Outside Director who served as a Member of the Audit Committee received an annual retainer of $5,000 and the Chairman of the Audit Committee, provided that he was an Outside Director, received an annual retainer of $5,000. The Board designated as Outside Directors Messrs. Beecken, Hood, Kowaloff and Kraemer.

On August 13, 2007, each Outside Director received an award of 15,000 options to purchase shares of Common Stock pursuant to the Company’s Equity Incentive Plan. The Options vest as follows: 5,000 options vest on August 13, 2008; an additional 5,000 options vest on August 13, 2009; and the final 5,000 options vest on August 13, 2010. The exercise price for the options was $31.15, which represented the fair market value of the Company’s Common Stock on August 13, 2007.

The compensation earned by our non-employee directors for the fiscal year ended September 30, 2007 is summarized as follows:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Nicholas W. Alexos	—	—	—	—	—	—	—
David K. Beecken	37,550	—	101,269	—	—	—	138,819
William K. Hood	28,162	—	101,269	—	—	—	129,431
Arthur D. Kowaloff	31,162	—	101,269	—	—	—	132,431
Harry M. Jansen Kraemer, Jr.	19,775	—	101,269	—	—	—	121,044
Timothy D. Sheehan	—	—	—	—	—	—	—
Timothy P. Sullivan	—	—	—	—	—	—	—

(1)

These amounts reflect the expense recognized for financial statement reporting purposes for the fiscal year ended September 30, 2007, in accordance with SFAS No. 123(R), for stock options granted under the

Company’s Equity Incentive Plan and the Schick Technologies, Inc. 1997 Stock Option Plan for Non-Employee Directors. The amounts have been adjusted to eliminate service-based forfeiture assumptions used for financial reporting purposes. The other assumptions used in calculating these amounts are set forth in Note 6, Employee Shares-Based Compensation, to the consolidated financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2007. The grant date fair value of options awarded to each non-employee director on August 13, 2007 calculated in accordance with SFAS No. 123(R) is $690,000. As of September 30, 2007, the number of stock options held by each non-employee director and the vesting of such options is as follows:

Name	Vested Stock Options	Unvested Stock Options	Total
Nicholas W. Alexos	—	—	—
David K. Beecken	5,000	25,000	30,000
William K. Hood	5,000	25,000	30,000
Arthur D. Kowaloff	35,000	25,000	60,000
Harry M. Jansen Kraemer, Jr.	5,000	25,000	30,000
Timothy D. Sheehan	—	—	—
Timothy P. Sullivan	—	—	—

Compensation of Executive Officers

Compensation Discussion and Analysis

Compensation Philosophy:    We do business in a competitive and dynamic industry. Our continued success in such an environment depends, in part, on our ability to attract and retain talented senior executives. We must provide executives with long- and short-term incentives to maximize corporate performance, and reward successful efforts to do so. As a result, the Executive Compensation Committee’s compensation policies are designed to:

(i)	Provide a competitive level of compensation to attract and retain talented management;

(ii)	Reward senior executives for corporate performance;

(iii)	Align the interests of senior executives with our stockholders in order to maximize stockholder value;

(iv)	Motivate executive officers to achieve our business objectives; and

(v)	Reward individual performance.

To achieve these compensation objectives, the Executive Compensation Committee has developed compensation packages for senior executive officers generally consisting of base salary and non-equity bonus arrangements tied to performance measures and, for certain of our officers, stock options or restricted shares.

Setting Executive Compensation.     We seek to pay competitive salaries to executive officers commensurate with their qualifications, duties and responsibilities. In conducting salary reviews, the Executive Compensation Committee considers each individual executive officer’s achievements during the prior fiscal year in meeting our financial and business objectives, as well as the executive officer’s performance of individual responsibilities and our financial position and overall performance.

Based on the philosophy and objectives outlined above, the Executive Compensation Committee has structured the Company’s annual and long-term incentive-based cash and non-cash executive compensation to motivate executives to achieve the financial and operational goals set by the Company and to reward the executives for achieving such goals. The Executive Compensation Committee has not historically retained a compensation consultant to review its policies and procedures with respect to executive compensation. In determining the appropriate compensation packages for the Company’s named executive officers, the Executive Compensation Committee reviews, on an annual basis, tally sheets which summarize each executive’s past and present compensation, including equity and non-equity based compensation, and potential accumulation of wealth pursuant to the Company’s compensation and benefit plans. Other internal and external factors, such as internal pay equity within the Company, are also reviewed and considered by the Committee when establishing the named executive officers’ annual compensation packages.

We do not have any pre-established policy for the allocation between annual executive compensation, on the one hand, and long-term incentive-based executive compensation, on the other hand. Similarly, we do not have any pre-established policy for the allocation between cash and non-cash, or short-term and long-term, incentive compensation. Rather, the Executive Compensation Committee reviews compensation survey data and general market trends to determine the appropriate level and mix of annual and incentive-based compensation to be paid to each named executive officer in any given year. In December 2007, the Committee retained compensation consultant Pearl Meyer & Associates to provide advice with respect to competitive benchmarking of its compensation system within its peer group.

In connection with the Exchange, Sirona’s operations were combined with those of Schick. For 2007, those of our executive offices historically employed by Sirona continued to receive non-equity bonuses under Sirona’s historical EVA (economic value added) Plan and those of our executive officers historically employed by Schick continued to receive non-equity bonuses under Schick’s historical bonus plan based upon year over year growth in modified income before taxes for the Schick business. These bonuses are further described below under “Non-Equity Performance Compensation.” In December 2007, the Committee retained Pearl Meyer & Associates to provide advice with respect to review the compensation policies of the new combined company with the goal of developing a unified compensation plan for fiscal 2008.

Equity Awards.     The Executive Compensation Committee believes that equity ownership by executive officers provides incentive to build stockholder value and aligns the interests of our officers with our stockholders. The Executive Compensation Committee typically recommends or awards an option or restricted share grant upon hiring an executive officer or within one year of their date of hire, subject to a maximum four-year vesting schedule. After the initial stock option or restricted share grant, the Executive Compensation Committee periodically considers additional grants. The size of the initial grant is usually determined with reference to the seniority of the officer, his or her level of cash compensation, the contribution the officer is expected to make to us and comparable equity compensation offered by others in the industry. In determining the size of the periodic grants, the Executive Compensation Committee considers prior option or restricted share grants to the officer, independent of whether the options have been exercised, the executive’s performance during the year and his or her expected contributions in the succeeding year. The Executive Compensation Committee also believes that periodic option or restricted share grants provide incentives for executive officers to remain with us.

Options are generally granted at the then-current market price for our Common Stock and, consequently, have value only if the price of the Common Stock increases over the exercise price during the period in which the option is exercisable. In connection with the December 2006 awards, the Executive Compensation Committee granted such options at the closing market price of our Common Stock as of December 13, 2006, which date was two business days following the announcement of the Company’s earnings for the fourth quarter and fiscal year ended September 30, 2006.

In December 2006, the Board of Directors adopted the Equity Incentive Plan, which was approved by stockholders at the Annual Meeting of Stockholders held on February 27, 2007. The Executive Compensation Committee did not make equity awards to our Chief Executive Officer, Chief Financial Officer or our two other most highly compensated executive officers who served in such capacities at September 30, 2007 (collectively, the named executive officers, or the “NEO’s”). In determining not to grant equity awards to our NEO’s, the Executive Compensation Committee considered the suggestion of the NEO’s to grant all equity awards in the fiscal year to other employees of the Company.

Jost Fischer, our CEO, Simone Blank, our CFO, and Theo Haar, our Executive Vice President, retain substantial ownership interests in Sirona’s parent company, Luxco. On June 30, 2005, Luxco, a Luxembourg-based holding entity owned by funds managed by MDP, Beecken Petty O’Keefe and management and employees of Sirona purchased Sirona in a leveraged buyout transaction (the “MDP Transaction”). In connection with the MDP Transaction, Mr. Fischer, Ms. Blank, Mr. Haar and other managers of Sirona purchased, either directly or indirectly, a combination of (i) 8% yield preferred equity securities and (ii) Class A Common equity securities of Luxco that participate in distributions by Luxco once holders of the preferred equity securities have received distributions equal to 100% of the original cost and accumulated yield of the preferred equity securities. Mr. Fischer, Ms. Blank, Mr. Haar and other managers of Sirona also acquired, either directly or indirectly, additional Class B Common equity securities of Luxco. The holders of Class B Common participate in distributions by Luxco with the Class A Common once MDP has received aggregate distributions equal to 100% of the original cost of its preferred equity securities and Class A Common and the accumulated yield of the preferred equity securities. Moreover, Mr. Fischer, Ms. Blank, Mr. Haar and other managers of Sirona acquired, either directly or indirectly, Class C Common equity securities of Luxco. The holders of Class C Common participate in distributions by Luxco with the Class A Common and Class B Common once MDP has received aggregate distributions equal to 200% of the original cost of its preferred equity securities and Class A Common and the accumulated yield of the preferred equity securities. The Class B Common and Class C Common are subject to vesting on a daily basis over four years. Therefore, although the various Luxco securities held either directly or indirectly by management do not directly translate to an indirect percentage ownership interest of the Company, Luxco estimates that Mr. Fischer, Ms. Blank and Mr. Haar would be entitled to approximately 8.1%, 5.4% and 1.3%, respectively, of distributions of Luxco based upon the assumed value of the investment as of September 30, 2007.

With respect to Mr. Slovin, the Executive Compensation Committee considered that Mr. Slovin received an equity award in connection with the closing of the Exchange in determining not to grant an additional award for fiscal 2007. See “Employment Agreements” below for a discussion of this award.

Non-Equity Performance Compensation.     The Executive Compensation Committee believes that performance bonuses can serve an important function by adding a performance-based incentive to an executive’s compensation package.

As discussed above, the Executive Compensation Committee is exploring the implementation of a unified incentive bonus plan beginning in fiscal 2008. For fiscal 2007, Mr. Fischer, Ms. Blank and Mr. Haar were eligible to receive a bonus under our EVA Plan. Mr. Slovin was eligible for a bonus based on our modified income before taxes for Schick Technologies Inc.

The purpose of the EVA Plan is to provide a meaningful definition of the operating results of the Company that takes into consideration the cost of capital and to encourage decisions by officers and management of the Company to achieve increases in the EVA of the Company. High EVA correlates with high returns on invested capital. In its simplest definition, EVA is equivalent to modified earnings before interest expenses and taxes (“EBIT”), with Capital Costs (as defined) subtracted from the adjusted result. Modifications of EBIT inter alia relate to restructuring, amortization and extraordinary costs. In addition, research and development expenses are capitalized and amortized over a defined period. Capital Costs are calculated by multiplying invested capital at the end of the fiscal year by an average cost of capital, (currently 12%). EVA is calculated at different levels, depending on the responsibility of the NEO’s. There are no components of individual performance in the EVA Plan.

EVA = EBIT result (as defined in the Plan and subject to adjustments) – Capital Costs.

Pursuant to the EVA Plan, a year over year incremental improvement in EVA growth of €3.4 million ($4.5 million at an average exchange rate of 1.33 for the fiscal year ended September 30, 2007) represents 100% EVA, and an achievement of prior year EVA represents 75% EVA. Every further increase or decrease in EVA of

€3.4 million translates into a 25% variation in the EVA percentage, with no threshold or cap, i.e. the EVA percentage could be negative. The benchmarks and targets of the system have been established on the basis of the Company’s strategic plan adopted in 2003, covering a five year period. The actual bonus earned by the participating NEO’s in any given fiscal year is the percentage EVA achievement multiplied by a base bonus amount set forth in each of Mr. Fischer’s, Ms. Blank’s and Mr. Haar’s employment agreements. The actual bonus paid in any given fiscal year is subject to a pay-out plan described below.

The EVA Plan includes a non-discretionary, unfunded deferred compensation mechanism (the “Bonus Bank”), the purpose of which is to balance or even out potentially material fluctuations in earned bonuses over the years. In its simplest case, two-thirds of the EVA percentage that is above 100% in a particular fiscal year will be credited to the Bonus Bank. Each participant receives annually one third of any positive balance in his or her Bonus Bank account in the first quarter after the end of the fiscal year. In the case EVA is less than 100% in any given fiscal year, there is a withdrawal from the Bonus Bank balance. No interest is paid on Bonus Bank balances. If a NEO or any participant in the EVA Plan terminates their employment for any reason, their Bonus Bank balance is paid upon their termination.

The EVA percentage achieved for the Company for the fiscal year ended September 30, 2007 was 59%, and the EVA percentage for Sirona Group not including the Schick Technologies business was 29%. Based on the responsibilities of the NEO’s the earned bonuses for fiscal year were calculated by using the 29% EVA achievement for Mr. Haar and the 59% EVA achievement for Mr. Fischer and Ms. Blank and multiplying these percentages by the base bonus amount set forth in each of Mr. Fischer’s, Ms. Blank’s and Mr. Haar’s employment agreements.

Mr. Slovin was eligible for a bonus based on Schick Technologies Inc.’s pre-tax income adjusted for “extraordinary items” (as such term is defined by GAAP, as reasonably determined by the Audit Committee) and non-operating items.

Discretionary Bonuses.     In addition to the foregoing bonuses paid pursuant to a plan, the Executive Compensation Committee determined for fiscal 2007 to pay cash bonuses as described in the Summary Compensation Table. Additional bonuses were paid to Mr. Fischer, Ms. Blank, Mr. Slovin and Mr. Haar to compensate them for the additional duties and responsibilities associated with running Sirona Dental Systems, Inc. and integrating of Schick Technologies as a public company following the Exchange.

Modification of Compensation Policies.     The Omnibus Budget Reconciliation Act of 1993 includes potential limitations on tax deductions for compensation in excess of $1,000,000 paid to our executive officers. The Executive Compensation Committee has analyzed the impact of this provision of the tax law on our compensation policies, has determined that historically the effect of this provision on the taxes paid by us has not and would not have been significant and has decided for the present not to modify our compensation policies based on such provision. In the event that a material amount of compensation might potentially not be deductible, it will consider what actions, if any, should be taken to seek to make such compensation deductible without compromising its ability to motivate and reward excellent performance.

Report of the Executive Compensation Committee of the Board of Directors

The Executive Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis provided above. Based on its review and discussions, the Executive Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

From the members of the Executive Compensation Committee of Sirona Dental Systems, Inc.:

Timothy P. Sullivan, Chairman

William K. Hood

Harry M. Jansen Kraemer, Jr.

Summary Compensation Table

The following table provides summary information concerning compensation paid or accrued by the Company to or on behalf of NEO’s for services rendered during the last fiscal year.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(5)	Total ($)
Jost Fischer (7) Chairman, President and Chief Executive Officer	2007	545,300	79,800	—	—	243,257	—	28,541	896,898

Simone Blank (7) Executive Vice President and Chief Financial Officer and Director	2007	345,800	66,500	—	—	133,399	—	45,126	590,825

Jeffrey T. Slovin Executive Vice President and Chief Operating Officer of US Operations and Director	2007	364,712	61,000	—	6,603,784	189,000	—	14,493	7,232,989

Theo Haar (7) Executive Vice President, Human Resources and Services	2007	305,900	66,500	—	—	48,212	—	15,100	435,712

(1)	Includes discretionary bonus payments made in fiscal 2007.
(2)	These amounts reflect the expense recognized for financial statement reporting purposes for the fiscal year ended September 30, 2007, in accordance with SFAS No. 123(R), for stock options granted under the Schick Technologies, Inc. 1996 Stock Option Plan. The amounts have been adjusted to eliminate service-based forfeiture assumptions used for financial reporting purposes. The other assumptions used in calculating these amounts are set forth in Note 6, Employee Shares-Based Compensation, to the consolidated financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2007.
(3)	Represents amounts earned by Mr. Fischer, Ms. Blank and Mr. Haar based on fiscal 2007 performance under the EVA Plan. As described below under “EVA Plan” and “Bonus Bank,” amounts paid in cash in any year may be lower or higher than the amount earned.
(4)	Represents for Mr. Slovin amounts earned pursuant to his employment agreement based on year-over-year modified income before taxes growth of Schick Technologies, Inc. See “Employment Agreements” below.
(5)	Includes all other compensation as described in the following table:

Name	Savings Plan Matching Contribution (a)	Car Allowance (b)	Housing Allowance (c)	Other	Total
Jost Fischer	—	—	$28,541	—	$28,541
Simone Blank	—	$14,709	30,417	—	45,126
Jeffrey T. Slovin	$5,625	8,868	—	—	14,493
Theo Haar		15,100	—	—	15,100

(a)	Includes matching contributions under the Schick Technologies Inc. 401(k) Savings Plan (the “Savings Plan”).
(b)	Includes payments for leasing a car.
(c)	Includes payments for apartments for Mr. Fischer and Ms. Blank in New York City.

(6)	Mr. Fischer, Ms. Blank and Mr. Haar were compensated in Euros. All amounts have been converted to U.S. dollars at an exchange rate of 1.33, the average exchange rate for the fiscal year ended September 30, 2007.

Employment Agreements

In April 2002, the Company entered into an employment agreement with Jost C. Fischer for an indefinite term. Under the terms of this agreement, Mr. Fischer is employed as the Company’s Chief Executive Officer and President. Mr. Fischer’s annual base salary for fiscal 2007 was €410,000 ($545,300 at an average exchange rate of 1.33 for the fiscal year ended September 30, 2007). In addition to his base salary, Mr. Fischer is eligible to receive an annual bonus based on the Company’s year-over-year “EVA” (earned value added) growth, as defined in the agreement. If the Company achieves 100% EVA, the earned bonus is €310,000 ($412,300 at an average exchange rate of 1.33 for the fiscal year ended September 30, 2007). A portion of the bonus is paid within 60 days of the Company’s fiscal year end and any amount earned in excess of what is paid is deferred as discussed under “EVA Plan and Bonus Bank.” If Mr. Fischer’s employment is terminated due to death, the Company will continue to pay his contractual compensation for a period of up to six months. Mr. Fischer’s employment agreement provides that he is restricted from acting as a member of supervisory, advisory or similar boards of companies which are not affiliated with the Company without prior written consent of the Board of Directors and will not, during the course of his employment, directly or indirectly be employed by, engaged in or participate in the ownership, management, operation or control of, or act in any advisory or other capacity for, any competing entity. The employment agreement may be terminated by the Company or Mr. Fischer upon one year’s notice, and each party may terminate the employment agreement for cause.

In July 1999, the Company entered an employment agreement, as amended in June 2001, with Simone Blank for an indefinite term. Under the terms of this agreement, Ms. Blank is employed as the Company’s executive vice president and chief financial officer. Ms. Blank’s annual base salary for fiscal 2007 was €260,000 ($345,800 at an average exchange rate of 1.33 for the fiscal year ended September 30, 2007). In addition to her base salary, Ms. Blank is eligible to receive an annual bonus based on the Company’s year-over-year “EVA” (earned value added) growth, as defined in the agreement. If the Company achieves 100% EVA, the earned bonus is €175,000 ($232,750 at an average exchange rate of 1.33 for the fiscal year ended September 30, 2007). A portion of the bonus is paid within 60 days of the Company’s fiscal year end and any amount earned in excess of what is paid is deferred as discussed under “EVA Plan and Bonus Bank.” Ms. Blank’s employment agreement provides that she is restricted from acting as a member of supervisory, advisory or similar boards of companies which are not affiliated with the Company without prior written consent of the Board of Directors and will not, during the course of her employment, directly or indirectly be employed by, engaged in or participate in the ownership, management, operation or control of, or act in any advisory or other capacity for, any competing entity. The employment agreement may be terminated by the Company or Ms. Blank upon 24 months’ notice, and each party may terminate the employment agreement for cause.

In June 2006, the Company entered into an employment agreement with Jeffrey T. Slovin that superseded his prior employment and other compensatory arrangements. Pursuant to the employment agreement, Mr. Slovin serves as Executive Vice President of the Company and Chief Operating Officer of U.S. Operations. Throughout his employment, he will serve as a Director of the Company, subject to election by the stockholders. Mr. Slovin received an annual base salary of $337,000 until June 15, 2006 and $350,000 between June 16, 2006 and June 15, 2007. The employment agreement provided that Mr. Slovin was entitled to a bonus for fiscal 2006 calculated as set forth in his prior employment agreement dated June 20, 2004 and beginning in fiscal 2007, Mr. Slovin would be eligible to participate in a bonus plan to be developed for senior executives of the Company. Because the bonus in Mr. Slovin’s prior employment agreement was based on earnings per share of Schick Technologies, Inc., the Compensation Committee subsequently made the decision to use operating income (subject to certain modifications) of Schick Technologies, Inc. in lieu of earnings per share of the Company as the relevant measure for Mr. Slovin’s bonus. For fiscal 2007, Mr. Slovin continued to receive a bonus calculated in accordance with his employment agreement because the Company’s new bonus plan had not been finalized. See footnote (3) to the “Grants of Plan-Based Awards for fiscal year ended September 30, 2007” table. Options granted to Mr. Slovin under previous employment agreements vested immediately upon the closing of the Exchange. Upon the closing of the Exchange, Mr. Slovin received options to purchase 1,130,000 shares of the Company’s Common Stock granted under a stock option agreement dated on or about September 25, 2005 that vest immediately upon a change in control. The employment agreement continued until June 15, 2007, and was automatically renewed for a period of one year. The employment agreement will automatically be renewed thereafter for successive periods of one year until terminated by the Company or Mr. Slovin by written notice to the other party at least 90 days prior to the end of the then current term. In the event that the Company terminates Mr. Slovin’s employment agreement without cause (as defined in the agreement), or Mr. Slovin terminates his employment with good reason (as defined in the agreement), in each case, Mr. Slovin will be entitled to receive severance payments, consisting of his base salary in effect at the time of termination, paid for a period of 24 months and the bonus that he would have otherwise received during the year in which termination occurs. Pursuant to the employment agreement, Mr. Slovin agreed not to compete with the Company or solicit or hire any of its current employees or former employees who left employment within the previous six months, during his employment and for a period of twelve months thereafter.

For purposes of Mr. Slovin’s employment agreement, “cause” is defined as any of the following events: (i) a majority, plus at least one, of the members of the Company’s board of directors, excluding Mr. Slovin, determines that (a) the employee has committed an act of fraud against the Company, or (b) the employee has committed an act of malfeasance, recklessness or gross negligence against the Company that is materially injurious to the Company or its customers; or (ii) the employee has materially breached the terms of his employment agreement; or (iii) the employee is indicted for, or convicted of, or pleads no contest to, a felony or a crime involving the employee’s moral turpitude. For purposes of Mr. Slovin’s employment agreement, “good reason” is defined as any of the following events: (i) the Company reduces the amount of the employee’s base salary or bonus opportunity; (ii) the Company changes the employee’s titles or reduces his responsibilities in a manner that is materially inconsistent with the office he holds; (iii) the failure of employee to be a member of either the Company’s board of directors or the Company’s Executive Committee, if any; (iv) the employee no longer reports to the Company’s President and Chief Executive Officer, or (v) the Company’s election to provide notice to employee of its intention not to renew the initial term or any successive renewal term of the employment agreement.

In May 1998, the Company entered into an employment agreement, as amended in June 2001, with Mr. Haar for an indefinite term. Under the terms of this agreement, Mr. Haar is employed as the Company’s Executive Vice President human resources and services. Mr. Haar’s annual base salary for fiscal 2007 was €230,000 ($305,900 at an average exchange rate of 1.33 for the fiscal year ended September 30, 2007). In addition to his base salary, Mr. Haar is eligible to receive an annual bonus based on the Company’s year-over-year “EVA” (earned value added) growth, as defined in the agreement. If the Company achieves 100% of the EVA target, the earned bonus is €125,000 ($166,250 at an average exchange rate of 1.33 for the fiscal year ended September 30, 2007). A portion of the bonus is paid within 60 days of the Company’s fiscal year end and any amount earned in excess of what is paid is deferred as discussed under “EVA Plan and Bonus Bank.” If Mr. Haar’s employment is terminated due to death, he will receive his contractual compensation for the month in which he died, plus six months of compensation reduced by amounts of dependents compensation. Mr. Haar’s employment agreement provides that he will be restricted from acting as a member of supervisory, advisory or similar boards of companies which are not affiliated with the Company without prior written consent of the Board of Directors and will not, during the course of his employment, directly or indirectly be employed by, engaged in or participate in the ownership, management, operation or control of, or act in any advisory or other capacity for, any competing entity. The employment agreement may be terminated by the Company or Mr. Haar upon twenty four months’ notice, and each party may terminate the employment agreement for cause.

EVA Plan

The EVA Plan provides for cash bonus awards earned based upon year-over-year incremental improvements in economic value added (“EVA”) and is payable following completion of the audit for the applicable fiscal year. Under the EVA formula, the earned bonus amount is equal to the percentage EVA achievement (as determined under the EVA Plan as described above under “Compensation Discussion and Analysis”) multiplied by the base bonus amount set forth in the participant’s employment agreement. The base bonus amounts set forth in the employment agreements of NEO’s participating in the EVA Plan, are as follows: Jost Fischer – €310,000; Simone Blank – €175,000; Theo Haar – €125,000.

Bonus Bank

The EVA Plan includes a non-discretionary, unfunded deferred compensation mechanism (the “Bonus Bank”), the purpose of which is to balance potentially material fluctuations in earned bonuses over the years. In its simplest case, two-thirds the EVA percentage that is above 100% in a particular fiscal year will be credited to the Bonus Bank. Each participant receives annually one-third of any positive balance in his or her Bonus Bank account in the first quarter after the end of the fiscal year. In case EVA is less than 100% in any given fiscal year, there is a withdrawal from the Bonus Bank.

In fiscal 2007, the withdrawals for each of Simone Blank’s and Theo Haar’s Bonus Bank were €175,000 ($232,750 at an average exchange rate of 1.33 for the fiscal year ended September 30, 2007) and €125,000 ($166,250 at an average exchange rate of 1.33 for the fiscal year ended September 30, 2007) leaving each with a Bonus Bank balance of €103,250 ( $137,322 at an average exchange rate of 1.33 for the fiscal year ended September 30, 2007)and €73,750 ($98,088 at an average exchange rate of 1.33 for the fiscal year ended September 30, 2007), respectively.

Upon termination of employment for any reason, or upon a change in control of the Company, each NEO participating in the EVA Plan will receive his or her accrued but unpaid bonus bank balance, if any.

Schick Technologies, Inc. 1996 Stock Option Plan

General.     The 1996 Stock Option Plan provides for the grant to officers, directors and employees of the Company and consultants, advisors and independent contractors of Schick of both “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, and stock options that are non-qualified for federal income tax purposes, sometimes referred to as non-statutory options.

Administration, Eligibility, and Terms and Conditions of Options.     The 1996 Stock Option Plan must be administered by the Board of Directors and/or by a duly appointed committee of the Board of Directors. The 1996 Stock Option Plan is currently administered by the Executive Compensation Committee. The Executive Compensation Committee determines, among other things, which officers, employees, directors, consultants, advisors and contractors will receive options under the plan, the type of option (incentive stock options or non-qualified stock options, or both) to be granted, vesting, the number of shares subject to each option, and, subject to certain conditions discussed below, the exercise price of the option and duration of the options. Members of the Executive Compensation Committee are not eligible to receive options under the 1996 Stock Option Plan.

The exercise price of incentive stock options is determined by the Executive Compensation Committee, but may not be less than the fair market value of our common stock on the date of grant and the term of any such option may not exceed ten years from the date of grant. With respect to any participant in the 1996 Stock Option Plan who owns stock representing more than 10% of the voting power of our outstanding capital stock, the exercise price of any incentive stock option may not be less than 110% of the fair market value of our common stock on the date of grant and the term of such option may not exceed five years from the date of grant.

The exercise price of non-qualified stock options is determined by the Executive Compensation Committee on the date of grant, but may not be less than 85% of the fair market value of our common stock on the date of grant, and the term of any such option may not exceed ten years from the date of grant.

Payment of the exercise price may be made by cash, check or cash equivalent, by tender of shares of our common stock then owned by the optionee, by a recourse promissory note in a form approved by us, by the assignment of the proceeds of the sale of some or all of the shares of our common stock being acquired upon the exercise of an option or by any combination of the foregoing.

Options may be granted which do not permit all of the foregoing forms of payment. Options granted pursuant to the 1996 Stock Option Plan are not transferable, except by will or the laws of descent and distribution in the event of death. During an optionee’s lifetime, the option is exercisable only by the optionee. Options granted under the 1996 Stock Option Plan typically vest at an annual rate of 25%.

As discussed above, pursuant to an amendment to the 1996 Stock Option Plan, in addition to our employees, employees of, or consultants to, any company that the Company has agreed to acquire, will be eligible to receive non-statutory stock options under the 1996 Stock Option Plan. After the amendment to the 1996 Stock Option Plan in 2004, approximately 183 persons were eligible to receive options under the 1996 Stock Option Plan; provided, however, that the expiration date of the 1996 Stock Option Plan, after which no option may be granted thereunder, was April 22, 2006. As of September 30, 2007, 2,620,741 options were outstanding under the 1996 Stock Option Plan.

Grants of Plan-Based Awards for fiscal year ended September 30, 2007

The following table shows all plan-based awards granted to the NEO’s during the fiscal year ended September 30, 2007.

	Grant Date(1)	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards
Name		Threshold ($)	Target ($)	Maximum ($)
Jost Fischer(2)		—	412,300	—	—	—	—	—
Simone Blank(2)		—	232,750	—	—	—	—	—
Jeffrey T. Slovin(3)		9,125	—	273,750	—	—	—	—
Theo Haar(2)		—	166,250	—	—	—	—	—

(1)	Grant dates are not specified because bonuses for Mr. Fischer, Ms. Blank and Mr. Haar under the EVA Plan are based on year-over-year EVA and targets are not reset annually. In the case of Mr. Slovin, his bonus is based on modified pre-tax income growth results for Schick Technologies, Inc. and his targets are also not reset annually.
(2)	For a discussion of amounts earned by Mr. Fischer, Ms. Blank and Mr. Haar, see “Non-Equity Performance Compensation.” The Target Amount is that amount payable upon achievement of 100% of the EVA growth goal. The EVA Plan does not provide for a maximum pay-out or a threshold payout.
(3)	This represents a bonus payment for Mr. Slovin, calculated as a percentage of annual base salary as in effect on the last day of the Company’s fiscal year to which the bonus relates, using a “bonus multiplier” formula tied to year-over-year modified pre-tax income growth of Schick Technologies, Inc. The bonus multiplier is equal to 2.5 percentage points for each one percent of modified pre-tax income growth in excess of 10% and 3.0 percentage points for each one percent of modified pre-tax income growth in excess of 25%. For example, modified pre-tax income growth of 15% in a fiscal year will result in a bonus payment equal to 12.5% of the NEO’s annual base salary. The maximum bonus payment, set forth in the table above for Mr. Slovin is 75% of annual base salary.

Outstanding Equity Awards at fiscal year end September 30, 2007

The following table provides information regarding the outstanding equity awards held by each NEO as of September 30, 2007.

Name	Option Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Options (#)	Option Exercise Price ($)	Option Expiration Date
Jost Fischer	—	—	—	—	—
Simone Blank	—	—	—	—	—
Jeffrey T. Slovin(1)	2,126	—	—	2.75	11/18/2012
	3,660	—	—	7.50	11/3/2013
	400,000	—	—	10.50	6/9/2014
	361,198	768,802	—	25.10	9/25/2015
Theo Haar	—	—	—	—	—

(1)	Of the unvested options held by Mr. Slovin, options to purchase 768,802 shares are vesting pro rata on a daily basis over a four year period which began on June 20, 2006 and ends on June 20, 2010.

Option exercises and stock vested for fiscal year ended September 30, 2007

No options were exercised in the fiscal year ended September 30, 2007.

Pension Benefits

None of the NEO’s participate in a defined pension plan.

Nonqualified Deferred Compensation

Contributions to the Bonus Bank under the EVA Plan may be considered to be deferred compensation. For further information about the EVA Plan and the Bonus Bank, please see section “EVA Plan” and “Bonus Bank” above.

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance as of December 31, 2007 ($)
Jost Fischer	0	0	0	0	0
Simone Blank	0	0	0	232,750	137,322
Theo Haar	0	0	0	166,250	98,088

(1)	Mr. Fischer, Ms. Blank and Mr. Haar were compensated in Euros. All amounts have been converted to U.S. dollars at an exchange rate of 1.33, the average exchange rate for the fiscal year ended September 30, 2007.

Potential Payments upon Termination of Change in Control

The following tables provide information on the compensation payable to each NEO upon voluntary termination, disability, death, termination for cause or upon a change in control. The amounts shown assume that the termination was effective as of September 30, 2007 and are estimates of the amounts that would be paid to the NEO’s upon their separation from the Company. The actual amounts to be paid to each NEO can only be determined at the time of such person’s separation from the Company.

Name	Benefit	Voluntary Termination / Termination without Cause		Disability		Death		Termination for Cause(3)	Change in Control
Jost Fischer	Salary Continuation	$1,117,200	(1)	$1,117,200	(1)	$478,800	(2)	—	—
	EVA Plan Bonus Bank(4)	0		0		0		0	0

(1)	Represents Mr. Fischer’s contractual compensation, which includes the annual salary and the 100% EVA bonus amount pursuant to the EVA Plan, as in effect on September 30, 2007, for a period of twelve months with effect as of the end of the calendar quarter in which the termination occurred (for a maximum payout of fourteen months). Mr. Fischer was compensated in Euros. All amounts have been converted to U.S. dollars at an exchange rate of 1.33, the average exchange rate for the fiscal year ended September 30, 2007.
(2)	Represents Mr. Fischer’s contractual compensation, as in effect on September 30, 2007, for a period of six months from the date of termination due to death.
(3)	Cause as defined by German Law.
(4)	Represents accrued but unpaid bonus bank balance as of December 31, 2007.

Name	Benefit	Voluntary Termination / Termination without Cause		Disability		Death	Termination for Cause(3)	Change in Control
Simone Blank	Salary Continuation	$1,157,100	(1)	$1,157,100	(1)	—	—	—
	EVA Plan Bonus Bank (4)	137,322		137,322		$137,322	$137,322	$137,322

(1)	Represents Ms. Blank’s contractual compensation, which includes the annual salary and the 100% EVA bonus amount pursuant to the EVA Plan, as in effect on September 30, 2007, for a period of twenty-four months with effect as of the month in which the termination occurred. Ms. Blank was compensated in Euros. All amounts have been converted to U.S. dollars at an exchange rate of 1.33, the average exchange rate for the fiscal year ended September 30, 2007.
(2)	Cause as defined by German Law.
(3)	Represents accrued but unpaid bonus bank balance as of December 31, 2007.

Name	Benefit	Termination without Cause or for Good Reason		Disability		Death		Termination for Cause	Voluntary Termination	Change in Control
Jeffrey T. Slovin	Salary Continuation	$729,424	(1)	—		—		—	—	—
	Bonus	250,000	(2)	—		—		—	—	—
	Heath and Medical Benefits	11,917	(3)	—		—		—	—	—
	Stock Option Acceleration	3,037,562	(4)(5)	$3,037,562	(4)(5)	$3,037,562	(4)(5)	—	—	$8,177,776	(6)

(1)	Represents Mr. Slovin’s annual base salary as in effect on September 30, 2007 for a period of twenty-four months following termination without cause or termination for good reason. For any termination event, Mr. Slovin would also receive a lump sum payment equal to value of accrued, but unused, vacation days.
(2)	The bonus is the same as what Mr. Slovin would otherwise have received during the year in which the termination occurred.
(3)	Represents health and medical benefits for a period of twenty-four months following termination without cause or termination for good reason.
(4)	Represents the value of unvested stock options as of September 30, 2007, calculated by multiplying the number of unvested stock options by the difference between the exercise price of those options and the closing market price of our common stock on September 30, 2007.
(5)	If Mr. Slovin’s employment is terminated by the Company without cause or Mr. Slovin dies or becomes permanently disabled, the unvested stock options that were scheduled to vest during the one year period following such events will instead vest on the date of such event, and the remaining unvested portion would automatically expire.
(6)	In the event of any change of control of the Company, Mr. Slovin’s stock options shall immediately vest and become exercisable.

Name	Benefit	Voluntary Termination / Termination without Cause		Disability		Death		Termination for Cause(3)	Change in Control
Theo Haar	Salary Continuation	$944,300	(1)	$944,300	(1)	$275,421	(2)	—	—
	EVA Plan Bonus Bank (4)	98,088		98,088		98,088		$98,088	$98,088

(1)	Represents Mr. Haar’s contractual compensation, which includes the annual salary and the 100% EVA bonus amount pursuant to the EVA Plan, as in effect on September 30, 2007, for a period of twenty-four months with effect as of the date in which the termination occurred. Mr. Haar was compensated in Euros. All amounts have been converted to U.S. dollars at an exchange rate of 1.33, the average exchange rate for the fiscal year ended September 30, 2007.
(2)	Represents Mr. Haar’s contractual compensation, as in effect on September 30, 2007, for a period of seven months from the date of termination due to death.
(3)	Cause as defined by German Law.
(4)	Represents accrued but unpaid bonus bank balance as of December 31, 2007.

In addition to the foregoing, Mr. Fischer and Ms. Blank, indirectly, and Mr. Haar, directly, own shares of Class B Common and Class C Common of Luxco that remain subject to vesting and (i) would immediately vest upon a sale of Luxco or the Company and (ii) if Luxco or the Company completed a qualified public offering or if the executive dies or becomes permanently disabled, the Class B Common and Class C Common that were scheduled to vest during the following one year period will instead vest at such time and the remaining unvested portion will continue to vest on a daily basis through the three year anniversary of the date of issuance (i.e. through June 30, 2008).

In addition, if Mr. Fischer, Ms. Blank or Mr. Haar is terminated by the Company “without Cause” 3(or in the case of Mr. Fischer or Ms. Blank, he or she should resign for “Good Reason”4) all such securities would be subject to repurchase by Luxco at the executive’s option (the “Put Option”). All unvested securities are subject to repurchase at the lower of cost (plus an incremental amount equal to 4.5% per annum) and fair market value. All vested securities are subject to repurchase at fair market value. The purchase price payable upon exercise of the Put Option would be 20% in cash and 80% in a subordinated promissory note issued by Luxco, which would bear interest at 8% per annum with no interest or principal payments due until the earlier of (i) the tenth anniversary of the date of issuance or (ii) consummation of a sale of Luxco or the Company. Sirona is not obligated to make any payment directly to management or indirectly to Luxco in connection with the exercise of the Put Option.

[3]

“Cause” means (i) the conviction of a crime involving fraud, of fiduciary duty, or breach of insolvency (all within the meaning under German law) or (ii) conduct that qualifies as a reason for an extraordinary termination by Luxco for cause within the meaning of German law.

[4]

“Good Reason” means, with respect to Jost Fischer and Simone Blank (i) the appointment of another managing director or key manager of Luxco and its subsidiaries (which include the Company) which would reasonably be expected to have a material adverse impact on the authority of Mr. Fischer and/or Ms. Blank, (ii) the acquisition of another enterprise or business division or any economically similar transaction which would reasonably be expected to have a material adverse impact on the authority of Mr. Fischer and/or Ms. Blank, (iii) the amendment of the rules of procedure for the management board of the Company and its subsidiaries which would be applicable to Mr. Fischer and/or Ms. Blank which would reasonably be expected to have a material adverse impact on the authority of Mr. Fischer and/or Ms. Blank, or (iv) initiation of substantial consultancy work by any advisory or supervisory board of the Company or its subsidiaries or by MDP or any of its affiliates, the costs of which shall be borne in part or in whole by the Company or its subsidiaries which would reasonably be expected to have a material adverse impact on the authority of Mr. Fischer and/or Ms. Blank.

Compensation Committee Interlocks and Insider Participation

None of the members of the Executive Compensation Committee is an officer or employee, or former officer or employee, of the Company or any of its subsidiaries. No interlocking relationship existed during the fiscal year ended September 30, 2007 between the members of our Board of Directors or Executive Compensation Committee and the board of directors or compensation committee of any other company, nor had any such interlocking relationship existed in the past.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Advisory Service Agreement

Sirona and Luxco have entered into an advisory services agreement that terminates on October 1, 2008, but may be extended year by year with agreement of the parties. Under the agreement, which became effective October 1, 2005, Sirona pays an annual fee to Luxco of €325,000 (approximately $432,250), and Luxco provides to Sirona certain advisory services regarding the structure, terms and condition of debt offerings by Sirona, financing sources and options, business development and other services. The annual payment is made on the first business day after October 1 during the term of the agreement. A payment was made in October 2007 for services provided over the prior year.

Registration Rights Agreement

We are parties to a Registration Agreement with Luxco granting Luxco registration rights with respect to the shares it received in the Exchange. Any group of holders of at least a majority of the securities with registration rights may require us to register all or part of their shares three times on a Form S-1 or an unlimited number of times on a Form S-3, provided that, in the case of a registration on Form S-3, the aggregate offering value of the securities to be registered must equal at least $20 million. In addition, the holders of securities with registration rights may require us to include their shares in future registration statements that we file, subject to reduction at the option of the underwriters of such an offering. Upon any of these registrations, these shares will be freely tradable in the public market without restriction. We are obligated under the Registration Agreement to pay the registration expenses incurred in connection with any registration, qualification or compliance relating to the exercise of a holder’s registration rights, other than underwriting discounts and commissions. Additionally, we have agreed to indemnify and hold harmless holders (and their affiliates) of registrable securities covered by a registration statement against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the holders (or their affiliates) may be required to make because of any of those liabilities. We have also agreed not to modify the terms and conditions of the existing registration rights agreement or grant registration rights that could adversely affect a holder’s registration rights under the Registration Agreement without the prior written consent of holders of at least a majority of the securities with registration rights. We have granted Greystone Funding Corp. and Mr. Slovin similar registration rights.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are Sirona Dental Systems, Inc.’s stockholders will be “householding” our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please call or write your broker or direct your written request to Legal Department, Sirona Dental Systems, Inc., 30-30 47th Avenue, Suite 500, Long Island City, New York, New York 11101 or contact Jonathan Friedman, Esq. at (718) 482-2011. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker.

SOLICITATION OF PROXIES

The Company is paying the costs for the solicitation of proxies, including the cost of preparing and mailing this Proxy Statement. Proxies are being solicited primarily by mail, but in addition, the solicitation by mail may be followed by solicitation in person, or by telephone or facsimile, by regular employees of the Company without additional compensation. The Company will reimburse brokers, banks and other custodians and nominees for their reasonable out-of-pocket expenses incurred in sending proxy materials to the Company’s stockholders.

PROPOSALS FOR THE 2008 ANNUAL MEETING

Pursuant to federal securities laws, any proposal by a stockholder to be presented at the 2008 Annual Meeting of Stockholders and to be included in the Company’s proxy statement must be received at the Company’s executive office at 30-30, Suite 500, 47th Avenue, Long Island City, New York 11101, no later than the close of business on November 29, 2008. Proposals should be sent to the attention of the Secretary. Pursuant to the Company’s By-laws, in order for business to be properly brought before an annual meeting of stockholders by a stockholder, the stockholder must give written notice of such stockholder’s intent to bring a matter before the annual meeting not less than ninety days prior to the date of such meeting; provided, however, that if less than ninety days’ notice or prior public disclosure of the date of such meeting is given to stockholders or made, the stockholder must give such written notice no later than the close of business on the tenth (10th) day following the day on which notice or public disclosure of the date of such meeting is given or made. Each such notice should be sent to the attention of the Company’s Secretary, and must set forth certain information with respect to the stockholder who intends to bring such matter before the meeting and the business desired to be conducted, as set forth in greater detail in the Company’s By-laws.

GENERAL

The Company’s Annual Report for the fiscal year ended September 30, 2007 is being mailed to stockholders together with this Proxy Statement. The Annual Report is not part of the soliciting materials.

The information set forth in this Proxy Statement under the captions “Report of the Executive Compensation Committee” and “Report of the Audit Committee” shall not be deemed to be (i) incorporated by reference into any filing by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that in any such filing the Company expressly incorporates such information by reference, or (ii) “soliciting material” or to be “filed” with the SEC.

OTHER MATTERS

The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

Jonathan Friedman
Secretary

January 24, 2008

A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2007 is available without charge upon written request to: Corporate Secretary, Sirona Dental Systems, Inc., 30-30 47th Avenue, Suite 500, Long Island City, New York, 11101.

SIRONA DENTAL SYSTEMS, INC.

PROXY

Annual Meeting of Stockholders February 26, 2008

(Solicited on Behalf of the Board of Directors)

The undersigned stockholder of Sirona Dental Systems, Inc. hereby constitutes and appoints Jonathan Friedman as the attorney and proxy of the undersigned, with full power of substitution and revocation, to vote for and in the name, place and stead of the undersigned at the Annual Meeting of Stockholders of Sirona Dental Systems, Inc. (the “Company”) to be held at NASDAQ MarketSite, 4 Times Square, New York, NY 10036 on Tuesday, February 26, 2008 at 11:00 a.m., and at any adjournments thereof, the number of votes the undersigned would be entitled to cast if present.

WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF A DIRECTOR AND FOR EACH OF THE FOLLOWING PROPOSALS.

1.	Election of three directors nominated by the Board of Directors.

☐ FOR the nominees listed Below (except as indicated to the contrary below)	☐ WITHHOLD AUTHORITY to vote for the nominees listed below

William K. Hood,

Harry M. Jansen Kraemer, Jr.

Jeffrey T. Slovin

2.	Proposal to ratify the selection of KPMG Deutsche Treuhand-Gesellschaft, Aktiengesellschaft, Wirtschaftspruefungsgesellschaft, Germany as the Company’s independent auditor for the fiscal year ending September 30, 2008.

☐ FOR ☐ AGAINST ☐ ABSTAIN

3.	In his discretion, upon such other matters as may properly come before the meeting.

Said attorneys and proxies, or their substitutes (or if only one, that one), at said meeting, or any adjournments thereof, may exercise all of the powers hereby given. Any proxy heretofore given is hereby revoked.

Receipt is acknowledged of the Notice of Annual Meeting of Stockholders, the Proxy Statement accompanying such Notice and the Annual Report to stockholders for the fiscal year ended September 30, 2007.

, 2008
Date	Stockholder(s) signature(s)

, 2008
Date	Stockholder(s) signature(s)

Note: If shares are held jointly, both holders should sign. Attorneys, executors, administrators, trustees, guardians or others signing in a representative capacity should give their full titles. Proxies executed in the name of a corporation should be signed on behalf of the corporation by its president or other authorized officer.